As filed with the Securities and Exchange Commission on October 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MATTERPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-1695048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

352 East Java Drive

Sunnyvale, CA 94089

(Address of principal executive offices) (Zip code)

Matterport, Inc. 2021 Incentive Award Plan

Matterport, Inc. Employee Stock Purchase Plan

Matterport, Inc. Amended and Restated 2011 Stock Incentive Plan

(Full title of the plan)

Judi Otteson

General Counsel

352 East Java Drive

Sunnyvale, CA 94089

(Name and address of agent for service)

(650) 641-2241

(Telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson

Thomas G. Brandt

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Matterport, Inc. 2021 Incentive Award Plan	24,195,678(2)	$18.83(3)	$455,604,616.74	$42,234.55
Common Stock (as defined below)
Matterport, Inc. 2021 Employee Stock Purchase Plan	7,258,703(4)	$18.83(3)	$136,681,377.49	$12,670.36
Common Stock
Matterport, Inc. Amended and Restated 2011 Stock Incentive Plan	44,319,602(5)	$.63(6)	$27,921,349.26	$2,588.31
Common Stock (Options)
Matterport, Inc. Amended and Restated 2011 Stock Incentive Plan	3,769,517(7)	$18.83(3)	$70,980,005.11	$6,579.85
Common Stock (Restricted Stock Units)
Total	79,543,500		$691,187,348.60	$64,073.07

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) also covers any additional number of shares of Class A common stock, $0.0001 par value per share (“Common Stock”), of Matterport, Inc. (the “Company”) that become issuable under the Matterport, Inc. 2021 Incentive Award Plan (the “2021 Plan”), the Matterport, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the Matterport, Inc. Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”) by reason of any stock splits, stock dividends or other distribution, recapitalization or similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents shares of Common Stock available for future issuance under the 2021 Plan.
(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Company’s shares of Common Stock as reported on the Nasdaq Stock Market LLC on September 30, 2021, which date is within five business days prior to the filing of this Registration Statement.

(4)	Represents shares of Common Stock initially reserved for issuance under the ESPP.
(5)

Represents 44,319,602 shares of Common Stock underlying currently outstanding options granted under the 2011 Plan, which amount also represents the maximum amount that may become available for issuance under the 2021 Plan as a result of such outstanding awards under the 2011 Plan being forfeited, expiring, settled for cash, or for any other reason pursuant to the terms of the 2021 Plan.

(6)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based upon $0.63, which is the weighted-average exercise price for options to purchase shares of Common Stock outstanding under the 2011 Plan.

(7)

Represents 3,769,517 shares of Common Stock underlying currently outstanding restricted stock units granted under the 2011 Plan, which amount also represents the maximum amount that may become available for issuance under the 2021 Plan as a result of such outstanding awards under the 2011 Plan being forfeited, expiring, settled for cash, or for any other reason pursuant to the terms of the 2021 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement on Form S-8 (this “Registration Statement”).

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our” and the “Company,” or similar references, refer to Matterport, Inc. (formerly known as Gores Holdings VI, Inc.), unless otherwise stated or the context otherwise requires.

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Matterport, Inc. or its predecessor, Gores Holdings VI, Inc. (as applicable, the “Company”), with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)    Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 12, 2021, as amended by Amendment No. 1 on Form  10-K/A filed with the Commission on May 19, 2021 (File No. 001-39790);

(b)    the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March  31, 2021 and June 30, 2021, filed with the Commission on May 27, 2021 and August 16, 2021, respectively (File No. 001-39790);

(c)    the Company’s Current Reports on Form 8-K filed with the Commission on January  29, 2021, February 8, 2021, May  18, 2021, May  27, 2021, June  21, 2021, June  28, 2021, July  23, 2021 and July 28, 2021 (as amended by the Company’s Current Reports on Form 8-K/A filed on July  29, 2021 and August 16, 2021) (File No. 001-39790); and

(d)    the description of the Company’s securities contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on December 9, 2020 (File 001-39790), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment, which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 28, 2021).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 28, 2021).

4.3	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s registration statement on Form S-1, filed October 5, 2020).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of KPMG LLP, independent registered accounting firm of Gores Holdings VI, Inc.

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Matterport, Inc.

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

99.1	Matterport, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.3(a) to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 28, 2021).

99.2	Matterport, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 28, 2021).

99.3	Form of Option Agreement under the Matterport, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.3(b) to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 28, 2021).

99.4	Form of Restricted Stock Unit Agreement under the Matterport, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.3(c) to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 28, 2021).

99.5	Matterport, Inc. Amended and Restated 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 28, 2021).

99.6	Form of Option Agreement under the Matterport, Inc. Amended and Restated 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the Company’s registration statement on Form S-4, filed with the Securities and Exchange Commission on April 6, 2021).

99.7	Form of Restricted Stock Unit Agreement under the Matterport, Inc. Amended and Restated 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.11 to the Company’s registration statement on Form S-4, filed with the Securities and Exchange Commission on April 6, 2021).

* Filed herewith.

Item 9. Undertakings.

(a)    The undersigned Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on October 1, 2021.

MATTERPORT, INC.

By:	/s/ R.J. Pittman
Name: R.J. Pittman
Title: Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of R.J. Pittman and James D. Fay acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ R.J. Pittman	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 1, 2021
R.J. Pittman

/s/ James D. Fay	Chief Financial Officer (Principal Financial Officer)	October 1, 2021
James D. Fay

/s/ Brandt W. Kucharski	Chief Accounting Officer (Principal Accounting Officer)	October 1, 2021
Brandt W. Kucharski

/s/ Michael B. Gustafson	Director	October 1, 2021
Michael B. Gustafson

/s/ Peter Hébert	Director	October 1, 2021
Peter Hébert

/s/ Jason Krikorian	Director	October 1, 2021
Jason Krikorian